Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126752, No. 333-154977, No. 333-193845, No. 333-217597 and No. 333-224552, each on Form S-8, and Registration Statement No. 333-210959 on Form S-3, of our reports dated February 25, 2019, relating to the consolidated financial statements and financial statement schedule of Lazard Ltd and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

New York, New York

February 25, 2019